UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2014 (January 14, 2014)

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On January 15, 2014, Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”) and certain institutional investors entered into a securities purchase agreement, pursuant to which Rexahn agreed to sell $20 million of units in a registered direct offering (the “Offering”) at a price of $1.05 per unit. Each unit consists of one share of common stock and a five year warrant to purchase 0.25 of a share of common stock at an exercise price of $1.28 per share.  In the Offering, Rexahn will issue approximately 19.05 million shares of its common stock and warrants exercisable for up to approximately 4.76 million shares of its common stock for aggregate gross proceeds of $20 million. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  The Offering is expected to close on or about January 21, 2014, subject to the satisfaction of customary closing conditions.

On January 14, 2014, Rexahn entered into an engagement letter (the “Engagement Letter”) with Roth Capital Partners, LLC (“Roth”), pursuant to which Roth agreed to serve as the lead placement agent for an offering of Rexahn’s securities. For the Offering, Roth acted as lead placement agent and H.C. Wainwright & Co., LLC acted as co-placement agent. Rexahn has agreed to pay the placement agents an aggregate fee equal to 6% of the gross proceeds received in the Offering. Pursuant to the Engagement Letter, Rexahn also agreed to reimburse Roth for reasonable out-of-pocket expenses incurred by it in connection with its engagement under the Engagement Letter, which will not exceed $40,000 without prior written approval of Rexahn.

The shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement, which will be filed with the Securities and Exchange Commission in connection with a takedown from Rexahn’s shelf registration statement on Form S-3 (File No. 333-175073), which became effective on July 5, 2011, and the base prospectus dated as of July 5, 2011 contained in such registration statement.

The description of terms and conditions of the Engagement Letter, the form of warrant and the form of securities purchase agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and the form of securities purchase agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the securities purchase agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in Rexahn’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

1.1	Engagement Letter, dated as of January 14, 2014, by and between Rexahn Pharmaceuticals, Inc. and Roth Capital Partners, LLC.

4.1	Form of Warrant.

10.1	Form of Securities Purchase Agreement, dated as of January 15, 2014, by and between Rexahn Pharmaceuticals, Inc. and the investors in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: January 15, 2014	/s/ Tae Heum Jeong
Tae Heum Jeong
Senior Vice President of Finance & Chief Financial Officer